Clawback Policy 1.0 Introduction The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”). 2.0 Administration This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”) or, if so designated by the Board, another committee of the Board comprised of at least two independent directors, in which case references herein to the Compensation Committee shall be deemed references to such other committee. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals. 3.0 Covered Executives This Policy applies to the Company’s current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior executives and employees who may from time to time be deemed subject to the Policy by the Compensation Committee (“Covered Executives”). 4.0 Recoupment; Accounting Restatement In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. 5.0 Incentive Compensation For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure: B a n k E n d o rs e m e n t Business Owner Type Name Here Jim Broucek Date Original Issue Date Sign / Date Here 10/20/2022 Committee or 2nd LOD Type Name Here Michael Swenson Date Revision Date Sign / Date Here Bank Executive or BOD Subcommittee Chair Type Name Here Stephen Bianchi Date Effective Date Sign / Date Here 10/20/2023 B o a rd A p p ro v a l Approved by Board Subcommittee on 8/1/2023 D e p a rt m e n t Compensation Committee Approved by the Board of Directors on 10/20/2023 Exhibit 99.1

74336353-v1 Clawback Policy, continued Classification: Internal Page 2 of 3 • Annual bonuses and other short- and long-term cash incentives. • Stock options. • Stock appreciation rights. • Restricted stock. • Restricted stock units. • Performance shares. • Performance units. Financial reporting measures may include, among other things: • Company stock price. • Total shareholder return. • Revenues. • Net income. • Earnings before interest, taxes, depreciation, and amortization (EBITDA). • Funds from operations. • Liquidity measures such as working capital or operating cash flow. • Return measures such as return on invested capital or return on assets. • Earnings measures such as earnings per share. 6.0 Excess Incentive Compensation: Amount Subject to Recovery The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Compensation Committee. If the Compensation Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. 7.0 Method of Recoupment The Compensation Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation: (a) Requiring reimbursement of cash Incentive Compensation previously paid; (b) Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) Cancelling outstanding vested or unvested equity awards; and/or (e) Taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee. 8.0 No Indemnification The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation. 9.0 Interpretation The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed. 10.0 Effective Date This Policy shall be effective as of the date it is adopted by the Compensation Committee (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded, or granted to Covered Executives on or after that date.

74336353-v1 Clawback Policy, continued Classification: Internal Page 3 of 3 11.0 Amendment; Termination The Compensation Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. The Compensation Committee may terminate this Policy at any time. Notwithstanding anything in this Section 11.0 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, any rules of the Securities and Exchange Commission, or any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. 12.0 Other Recoupment Rights The Compensation Committee intends that this Policy will be applied to the fullest extent of the law. Any employment agreement, equity award agreement, or similar agreement entered into with a Covered Executive on or after the Effective Date shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Executive to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company. 13.0 Impracticability The Compensation Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed. 14.0 Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.